Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Western Asset Managed Municipals Fund Inc. of our report dated July 23, 2026, relating to the financial statements and financial highlights of Western Asset Managed Municipals Fund Inc., which appears in Western Asset Managed Municipals Fund Inc.’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2026. We also consent to the reference to us under the heading “Financial Highlights/Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

September 17, 2026